As filed with the Securities and Exchange Commission on November 2, 2007.
Registration No. 333- _____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ULTA SALON, COSMETICS & FRAGRANCE, INC.
(Exact name of registrant as specified in its charter)

Delaware	36-3685240
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

1135 Arbor Drive
Romeoville, Illinois 60446
(630) 226-0020
(Address of Principal Executive Offices)

ULTA SALON, COSMETICS & FRAGRANCE, INC. 2007 INCENTIVE AWARD PLAN
ULTA SALON, COSMETICS & FRAGRANCE, INC. 2002 EQUITY INCENTIVE PLAN
ULTA SALON, COSMETICS & FRAGRANCE, INC. SECOND AMENDED AND RESTATED RESTRICTED
STOCK OPTION PLAN
(Full title of the plans)

Lynelle P. Kirby
President, Chief Executive Officer and Director
Ulta Salon, Cosmetics & Fragrance, Inc.
1135 Arbor Drive
Romeoville, Illinois 60446
(Name and address of agent for service)
(630) 226-0020
(Telephone number, including area code, of agent for service)

Copies to:
Christopher D. Lueking, Esq.
Robin L. Struve, Esq.
Latham & Watkins LLP
Sears Tower, Suite 5800
233 South Wacker Drive
Chicago, Illinois 60606
(312) 876-7700
Counsel to Registrant
CALCULATION OF REGISTRATION FEE

			Proposed
		Proposed	Maximum
	Amount	Maximum	Aggregate	Amount of
	to be	Offering Price	Offering	Registration
Title of Securities to be Registered	Registered (1)	Per Share (2)	Price	Fee
Common Stock, par value $.01 per share	4,664,344 Shares	$31.12	$145,154,385	$4,456.24
Common Stock, par value $.01 per share	94,800 Shares	$18.00	$1,706,400	$52.39
Common Stock, par value $.01 per share	4,110,664 Shares	$6.79	$27,911,409	$856.88
Common Stock, par value $.01 per share	538,029 Shares	$0.78	$419,663	$12.88
Total	9,407,837 Shares	—	$175,191,857	$5,379

(1)	9,407,837 shares of common stock (the “Common Stock”), par value $.01 per share (the “Shares”), issuable pursuant to the three equity plans of Ulta Salon, Cosmetics & Fragrance, Inc. (the “Company”), being newly registered hereunder and comprised of: (i) 4,664,344 Shares issuable pursuant to Ulta Salon, Cosmetics & Fragrance, Inc. 2007 Incentive Award Plan (the “2007 Plan”), (ii) 94,800 Shares issuable pursuant to the 2007 Plan, (iii) 4,110,664 Shares issuable pursuant to Ulta Salon, Cosmetics & Fragrance, Inc. 2002 Equity Incentive Plan (the “2002 Plan”), and (iv) 538,029 Shares issuable pursuant to Ulta Salon, Cosmetics & Fragrance, Inc. Second Amended and Restated Restricted Stock Option Plan (the “Restricted Stock Option Plan”, and, together with the 2007 Plan and the 2002 Plan, the “Plans”). In addition, pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration also covers any additional shares of the Company’s Common Stock that may become issuable under the Plans by reason of any substitutions or adjustments to shares to account for any change in corporate capitalization, such as a reorganization, recapitalization, liquidation, stock dividend, stock split , or other distribution of stock or property of the Company, combination or exchange of shares of Common Stock, dividend in kind, or other like change in capital structure.
(2)	The Proposed Maximum Offering Price Per Share represents, pursuant to Rule 457 of the Securities Act: (i) $31.12 with respect to 4,664,344 Shares available for future grants under the 2007 Plan, the price estimated solely for the purpose of calculating the registration fee and based on the average of the high and low market prices for the Common Stock reported in the NASDAQ on October 26, 2007, (ii) the weighted average exercise price of $18.00 as to currently outstanding options totaling 94,800 Shares under the 2007 Plan, (iii) the weighted average exercise price of $6.79 as to currently outstanding options totaling 4,110,664 Shares under the 2002 Plan, and (iv) the weighted average exercise price of $0.78 as to currently outstanding options totaling 538,029 Shares under the Restricted Stock Option Plan.

PART I
Item 1. Plan Information
     Not required to be filed with this Registration Statement.
Item 2. Registrant Information and Employee Plan Annual Information
     Not required to be filed with this Registration Statement.
PART II
Item 3. Incorporation of Documents by Reference
     The following documents filed with the Securities and Exchange Commission (the “SEC”) by the Company are incorporated as of their respective dates in this Registration Statement by reference:
(a)	The prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act, on October 25, 2007, relating to the registration statement on Form S-1, as amended (Registration No. 333-144405), containing audited financial statements of the Company for the latest period for which such statements have been filed; and
(b)	The description of the Company’s Common Stock contained in the registration statement on Form 8-A (Registration No. 001-33764), filed with the SEC under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on October 24, 2007, including any amendments or reports filed for the purpose of updating such description.
     All documents subsequently filed by the Company or by the Plans pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from their dates of filing; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions.
     Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement is deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
     Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.
Item 4. Description of Securities
     Not required to be filed with this Registration Statement.
Item 5. Interests of Named Experts and Counsel
     Latham & Watkins LLP, our counsel, holds 27,106 shares of our Common Stock and a partner of Latham & Watkins LLP and members of his family have an interest, through a living trust and a trust for the benefit of his children, in 64,822 shares of our Common Stock.

Item 6. Indemnification of Directors and Officers
     Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, as amended, allows a corporation to include in its certificate of incorporation a provision to eliminate or limit the personal liability of a director of a corporation to the corporation or to any of its stockholders for monetary damages for a breach of fiduciary duty as a director, except in the case where the director (1) breaches his duty of loyalty to the corporation or its stockholders, (2) fails to act in good faith, engages in intentional misconduct or knowingly violates a law, (3) authorizes the unlawful payment of a dividend or approves a stock purchase or redemption in violation of Section 174 of the DGCL or (4) obtains an improper personal benefit.
     Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such person acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director or officer had no reasonable cause to believe his conduct was unlawful.
     Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
     Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys fees) actually and reasonably incurred by him in connection therewith; that indemnification and advancement of expenses provided for, by, or granted pursuant to Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.
     Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.
     The Company’s Amended and Restated Certificate of Incorporation (the “Certificate”) provides that the Company may indemnify and advance indemnification expenses, to the fullest extent permitted by law, any person made or threatened to be made a party to an action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company, or while a director or officer of the Company, is or was serving at any other enterprise as a director, officer, employee or agent at the request of the Company, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person. The Certificate further provides that the Company shall be required to indemnify such person in connection with a proceeding (or part thereof) commenced by him or her only if the commencement of such proceeding (or part thereof) was authorized in the specific case by the board of directors of the Company.

     The Company’s Amended and Restated Bylaws (the “Bylaws”) provide that the Company shall indemnify and hold harmless, to the fullest extent permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of Company, or is or, while a director or officer of the Company, is or was serving at the request of Company as a director, officer, employee or agent of another enterprise, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person. The Bylaws further provide that the Company shall be required to indemnify such person in connection with a proceeding (or part thereof) commenced by him or her only if the commencement of such proceeding (or part thereof) was authorized in the specific case by the board of directors of the Company.
     Under the Third Amended and Restated Registration Rights Agreement, the Company agreed to indemnify, to the extent permitted by law, each shareholder, its officers and directors and each controlling person of such holder against all losses, claims, damages, liabilities and expenses caused by any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such holder expressly for use therein or by such holder’s failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Company has furnished such holder with a sufficient number of copies of the same.
     The Company also intends to maintain director and officer liability insurance, if available on reasonable terms. These indemnification provisions may be sufficiently broad to permit indemnification of the Company’s officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.
     The form of the Underwriting Agreement filed as an exhibit to the Company’s Form S-1, filed October 24, 2007 (File No. 333-144405), as amended, is expected to provide for the indemnification of the Company and its officers and directors by the underwriters and for the indemnification of the underwriters by the Company, in each case against certain liabilities, including liabilities arising under the Securities Act.

Item 7. Exemption from Registration Claimed
     Not applicable.
Item 8. Exhibits

Exhibit
Number	Description of Exhibit

4.1	Amended and Restated Certificate of Incorporation (filed as Exhibit 3.1 to Amendment No. 1 to the Registration Statement on Form S-1 filed on August 17, 2007 and incorporated herein by reference).

4.2	Amended and Restated Bylaws (filed as Exhibit 3.2 to Amendment No. 1 to the Registration Statement on Form S-1 filed on August 17, 2007 and incorporated herein by reference).

4.3	Ulta Salon, Cosmetics & Fragrance, Inc. Second Amended and Restated Restricted Stock Option Plan (filed as Exhibit 10.7 to Amendment No. 1 to the Registration Statement on Form S-1 filed on August 17, 2007 and incorporated herein by reference).

4.4	Amendment to Ulta Salon, Cosmetics & Fragrance, Inc. Second Amended and Restated Restricted Stock Option Plan (filed as Exhibit 10.7(a) to Amendment No. 1 to the Registration Statement on Form S-1 filed on August 17, 2007 and incorporated herein by reference).

4.5	Ulta Salon, Cosmetics & Fragrance, Inc. 2002 Equity Incentive Plan (filed as Exhibit 10.9 to Amendment No. 1 to the Registration Statement on Form S-1 filed on August 17, 2007 and incorporated herein by reference).

4.6	Ulta Salon, Cosmetics & Fragrance, Inc. 2007 Incentive Award Plan (filed as Exhibit 10.10 to Amendment No. 2 to the Registration Statement on Form S-1 filed on September 27, 2007 and incorporated herein by reference).

5.1	Opinion of Latham & Watkins LLP.

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

24.1	Power of Attorney (included in the signature page hereto).

Item 9. Undertakings
     (a) The undersigned Company hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply to information contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chicago, Illinois, on November 2, 2007.

ULTA SALON, COSMETICS & FRAGRANCE, INC.
By:	/s/ Lynelle P. Kirby
Lynelle P. Kirby
President, Chief Executive Officer and Director

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, hereby constitutes and appoints Lynelle P. Kirby and Gregg R. Bodnar, and each acting alone, his or her true and lawful attorneys-in-fact and agents, with full power of resubstitution and substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this Registration Statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this Registration Statement or any amendments or supplements hereto in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in their respective capacities with Ulta Salon, Cosmetics & Fragrance, Inc. and on the dates indicated.

Signatures	Titles	Date

/s/ Lynelle P. Kirby Lynelle P. Kirby	President, Chief Executive Officer and Director (Principal Executive Officer)	November 2, 2007

/s/ Gregg R. Bodnar Gregg R. Bodnar	Chief Financial Officer and Assistant Secretary (Principal Financial and Accounting Officer)	November 2, 2007

Hervé J.F. Defforey	Director	November ___, 2007

/s/ Robert F. DiRomualdo Robert F. DiRomualdo	Director	November 1, 2007

/s/ Dennis K. Eck Dennis K. Eck	Chairman of the Board of Directors	October 31, 2007

/s/ Gerald R. Gallagher Gerald R. Gallagher	Director	November 1, 2007

Terry J. Hanson	Director	November ___, 2007

/s/ Charles Heilbronn Charles Heilbronn	Director	November 1, 2007

/s/ Steven E. Lebow Steven E. Lebow	Director	November 1, 2007

/s/ Yves Sisteron Yves Sisteron	Director	November 1, 2007

LIST OF EXHIBITS

Exhibit
Number	Description of Exhibit

4.1	Amended and Restated Certificate of Incorporation (filed as Exhibit 3.1 to Amendment No. 1 to the Registration Statement on Form S-1 filed on August 17, 2007 and incorporated herein by reference).

4.2	Amended and Restated Bylaws (filed as Exhibit 3.2 to Amendment No. 1 to the Registration Statement on Form S-1 filed on August 17, 2007 and incorporated herein by reference).

4.3	Ulta Salon, Cosmetics & Fragrance, Inc. Second Amended and Restated Restricted Stock Option Plan (filed as Exhibit 10.7 to Amendment No. 1 to the Registration Statement on Form S-1 filed on August 17, 2007 and incorporated herein by reference).

4.4	Amendment to Ulta Salon, Cosmetics & Fragrance, Inc. Second Amended and Restated Restricted Stock Option Plan (filed as Exhibit 10.7(a) to Amendment No. 1 to the Registration Statement on Form S-1 filed on August 17, 2007 and incorporated herein by reference).

4.5	Ulta Salon, Cosmetics & Fragrance, Inc. 2002 Equity Incentive Plan (filed as Exhibit 10.9 to Amendment No. 1 to the Registration Statement on Form S-1 filed on August 17, 2007 and incorporated herein by reference).

4.6	Ulta Salon, Cosmetics & Fragrance, Inc. 2007 Incentive Award Plan (filed as Exhibit 10.10 to Amendment No. 2 to the Registration Statement on Form S-1 filed on September 27, 2007 and incorporated herein by reference).

5.1	Opinion of Latham & Watkins LLP.

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

24.1	Power of Attorney (included in the signature page hereto).